Exhibit 99.1

KURT L. DARROW, CHAIRMAN, PRESIDENT AND CEO OF LA-Z-BOY INC., JOINS CMS ENERGY AND CONSUMERS ENERGY BOARDS OF DIRECTORS

JACKSON, Mich., Nov. 15, 2013 – Kurt L. Darrow, Chairman, President and Chief Executive Officer of La-Z-Boy Incorporated, has been elected to CMS Energy’s Board of Directors, effective November 15, 2013. Darrow is also joining the Board of Directors of Consumers Energy, the principal subsidiary of CMS Energy. Darrow will serve on the Compensation and Human Resources Committee and Finance Committee for both Boards.

Prior to his appointment as President and CEO of La-Z-Boy in 2003, and Chairman in 2011, Darrow was President of La-Z-Boy Residential, the flagship (and industry-leading) brand and largest division of La-Z-Boy Incorporated. During his 34 years with the company, it grew from one known primarily for its world-famous reclining chairs into one of the world’s leading residential home furnishings producers and retailers, marketing furniture for every room of the home.

Born and raised in Michigan, where La-Z-Boy is headquartered, Darrow is a Member of the Board and Executive Committee of Business Leaders for Michigan, a non-profit leadership organization, and serves as Vice Chairman on the Board of Mercy Memorial Hospital in Monroe. He is also a Board Member of the American Home Furnishings Alliance, and served as its Chairman in 2008.

Darrow earned a Bachelor of Arts degree in business administration from Adrian College, where he also served as a Member of the college’s Board of Trustees from 2002 to 2011.

CMS Energy (NYSE: CMS) is a Michigan-based company that has an electric and natural gas utility, Consumers Energy, as its primary business and also owns and operates independent power generation businesses.

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